EXHIBIT 10.2

Amendment to the Licensing Agreement previously entered into on the 12th day of July, 2010 (the “Agreement”)

Between:

Nanotech Industries Inc., a Delaware corporation.

hereinafter referred to as “Licensor” or the “Company”

And:

Nanotech Industries International Inc., a Nevada corporation hereinafter referred to as “NTI”

(collectively referred to as the “Parties”)

Whereas the Parties would like to amend the Agreement as follows:

1.	In addition to the Territory as defined in section 1 of the Agreement, NTI shall have the right to immediately Manufacture and Sell (as defined in the Agreement) in the territory of the Customs union of Belorussia, Kazakhstan Republic and Russian Federation (the “Russian Territory”), on an exclusive basis for a period of ten years from the date of the signing of this amendment.

2.	In exchange for the right to Manufacture and Sell in the Russian Territory, NTI shall pay to the Licensor an ongoing royalty of 7.5% payable as set out in section 2 (ii) of the Agreement and a one-time royalty fee of $150,000 payable within 12 months of the signing of this amendment.

3.	The Licensor hereby grants the right to NTI to sub-license NTI’s right to Manufacture and Sell in the Russian Territory to Nanotop, a Russian Corporation, as per section 14 of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this 17th day of March, 2011.

Nanotech Industries International Inc.

By: /s/:Joseph Kristul
President and CEO

Nanotech Industries Inc.

By: /s/:Joseph Kristul
President and CEO